                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

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Check the appropriate box:

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                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Becton, Dickinson and Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          Becton, Dickinson and Company
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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     was paid previously. Identify the previous filing by registration statement
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


CLATEO CASTELLINI                          BECTON DICKINSON AND COMPANY
Chairman of the Board                      1 Becton Drive
                                           Franklin Lakes, New Jersey 07417-1880

                                         Helping All People Live Healthy Lives
-------------------------------------------------------------------------------
               BECTON
---------------------
            DICKINSON

                                                               December 22, 1998

Dear Fellow Shareholders:

  On behalf of the Board of Directors, I am pleased to invite you to the Annual Meeting of Shareholders of Becton, Dickinson and Company to be held at 2:30 P.M. on Tuesday, February 9, 1999, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey. A map showing directions to the meeting site is on the back cover of the Proxy Statement. I look forward to greeting as many of you as possible and reporting to you on the progress of your Company.

  Details of the matters expected to be acted upon at the meeting are listed in the Notice of Meeting and described in detail in the Proxy Statement.

  Your vote is important. I encourage you to vote, complete and mail the enclosed proxy/voting instruction card in the return envelope that is provided, so that your shares will be represented and voted at the meeting even if you cannot attend. If you do return your proxy card by mail, you still may attend the Annual Meeting and vote in person.

  Thank you for your continued interest in Becton Dickinson.

                                    Sincerely,

                                    /s/ Clateo Catellini
                                    Clateo Castellini
                                    Chairman of the Board

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                      OF

                         BECTON, DICKINSON AND COMPANY

                                1 BECTON DRIVE

                     FRANKLIN LAKES, NEW JERSEY 07417-1880

  The Annual Meeting of Shareholders of BECTON, DICKINSON AND COMPANY will be held at 2:30 P.M. on Tuesday, February 9, 1999, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey, to consider and act upon the following proposals:

  1.The election of directors;
  2.The approval of the selection of independent auditors;
  3.A shareholder proposal relating to cumulative voting; and 4.Such other business as may properly come before the meeting.

  Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Becton, Dickinson and Company will be voted in accordance with instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement, for proposal 2 and on other matters as recommended by the Board.

  It is desirable that as large a proportion as possible of the shareholders' interest be represented at the meeting. Therefore, please sign and return the enclosed proxy/voting instruction card in the accompanying addressed envelope so that your shares will be represented.

  Only shareholders of record at the close of business on December 14, 1998 will be entitled to vote at this meeting.

                                          By order of the Board of Directors,

                                          /s/ Bridget M. Healy
                                          Bridget M. Healy
                                          Vice President and Secretary


Dated: December 22, 1998

                                PROXY STATEMENT

                               ----------------

                      1999 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 9, 1999

                               ----------------

                         BECTON, DICKINSON AND COMPANY
                                1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880

                               ----------------

                              GENERAL INFORMATION

  The enclosed proxy/voting instruction card ("proxy") is solicited by the Board of Directors (the "Board") of Becton, Dickinson and Company, a New Jersey corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at 2:30 P.M. on Tuesday, February 9, 1999, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey. A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company, by delivering a duly executed proxy bearing a later date or by voting in person at the meeting. This proxy statement and the proxy are being mailed to shareholders of the Company on or about December 22, 1998.

  At the close of business on December 14, 1998, the record date fixed by the Board for determining shareholders entitled to notice of and to vote at the meeting, there were 248,563,468 shares of the Company's Common Stock (the "Common Stock") outstanding, each entitled to one vote. In addition, on December 14, 1998, there were 824,809 shares of the Company's Series B ESOP Convertible Preferred Stock (the "ESOP Preferred Stock") outstanding, all of which are held by State Street Bank and Trust Company, as Trustee of the Company's Savings Incentive Plan ("SIP"). The shares of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the Company's shareholders and also carry one vote per share. Each employee participating in SIP is entitled to instruct the Trustee how to vote all shares of Common Stock and ESOP Preferred Stock allocated to that employee's SIP accounts as well as how to vote a proportionate number of such shares held in SIP for which voting instructions are not received by the Trustee from other SIP participants or which are not allocated to participants' accounts (the "unvoted and/or unallocated shares"). Unless otherwise instructed by a SIP participant, the enclosed proxy will serve as voting instructions to the Trustee with respect to both the allocated and the unvoted and/or unallocated SIP shares. SIP shares for which no voting instructions are received from any SIP participants will be voted by the Trustee in its discretion.

  The shares of Common Stock held by Wachovia Bank of North Carolina, N.A., as Trustee of the Company's Salary and Bonus Deferral Plan ("SBDP") and the Company's 1996 Directors' Deferral Plan ("DDP"), as well as the shares of Common Stock held by Banque Internationale a Luxembourg ("BIL") in connection with the Company's Global Share Investment Program ("GSIP"), also are entitled to vote on all matters submitted to a vote of the Company's shareholders and carry one vote per share. Each director participating in DDP and each employee participating in SBDP and, if so provided under the terms of the local country GSIP plan, in GSIP, is entitled to instruct the Trustee or BIL, as the case may be, how to vote all shares of Common Stock allocated to that person's DDP, SBDP or GSIP account, as well as how to vote a proportionate number of shares held in DDP, SBDP or GSIP, respectively, for which voting instructions are not received by the Trustee or BIL, as the case may be, from other DDP, SBDP or GSIP participants. The enclosed proxy card will serve as voting instructions by a DDP participant, a SBDP participant and a GSIP participant with respect to both allocated and unvoted DDP shares, SBDP shares and GSIP shares, as the case may be.

  Proxies representing shares of Common Stock held of record also will represent shares held under the Direct Stock Purchase Plan for shareholders of Becton, Dickinson and Company administered by First Chicago Trust

Company of New York and, in addition, shares of Common Stock and ESOP Preferred Stock, if any, allocated to directors' accounts under DDP or to employees' accounts under SIP, SBDP and GSIP, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

  Directors are elected by a plurality of the votes cast at the meeting. Abstentions with respect to one or more of the nominees will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes"), if any, will not be counted and, accordingly, will have no effect on the outcome of the vote.

  Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast on such proposal. Under New Jersey law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

  The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

  In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally, by telephone or by telegram. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses in doing so. The Company has retained Hill and Knowlton, Inc. to assist in soliciting proxies for a fee not to exceed $12,500 plus expenses. The cost of soliciting proxies will be borne by the Company.

                              SHARE OWNERSHIP OF
                   MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  According to Thompson Investor Relations, a firm that monitors institutional share ownership, as of November 30, 1998, Oppenheimer & Co., L.P., 1 World Financial Center, New York, New York 10281, was the beneficial owner of 26,273,187 shares of Common Stock, constituting 10.6% of the then outstanding Common Stock. As of November 30, 1998, Fidelity Management & Research Company
(FMR), 82 Devonshire Street, Boston, Massachusetts 02109, was the beneficial owner of 28,934,256 shares of Common Stock, constituting 11.7% of the then outstanding Common Stock. No changes in these holdings have come to the Company's attention since then. The Company is not aware of any other beneficial owner of more than 5% of its Common Stock.

  The following tables set forth, as of October 31, 1998, information concerning the beneficial ownership of Common Stock and ESOP Preferred Stock by each director and nominee for director, by each executive officer named in the Summary Compensation Table, by all directors and executive officers as a group, and by the beneficial owner of more than 5% of the outstanding ESOP Preferred Stock. None of the individuals listed below beneficially owns more than 1% of the outstanding Common Stock. All directors and executive officers as a group are the beneficial owners of approximately 3.1% of the Common Stock, including shares which may be acquired by them within 60 days.

                                 COMMON STOCK

                                                 SHARES         SHARES WHICH
                                             OWNED DIRECTLY    MAY BE ACQUIRED
NAME                                        AND INDIRECTLY(1) WITHIN 60 DAYS(2)
----                                        ----------------- -----------------
Harry N. Beaty.............................        27,630                 0
Henry P. Becton, Jr. ......................       213,772(3)              0
Clateo Castellini..........................       165,692         1,789,664
Albert J. Costello.........................         8,700                 0
Gerald M. Edelman..........................        10,013                 0
John W. Galiardo...........................       195,052         1,195,016
Richard W. Hanselman.......................        20,066                 0
Edward J. Ludwig...........................        23,156           430,696
Walter M. Miller...........................        87,232(4)        941,648
Frank A. Olson.............................        68,193                 0
James E. Perrella..........................        11,834                 0
Gloria M. Shatto...........................        16,724                 0
Alfred Sommer..............................           474                 0
Raymond S. Troubh..........................        97,804(5)              0
Margaretha af Ugglas.......................         5,448                 0
Kenneth R. Weisshaar.......................        26,475           385,928
All Directors and Executive Officers as a
 group (25 persons), including those named
 above.....................................     1,105,011         6,644,312

--------
* The Common Stock was split two-for-one, resulting in the distribution on August 20, 1998 of one additional share of Common Stock for each share owned by shareholders of record as of August 10, 1998.
(1) Includes Common Stock allocated to individual accounts under the Savings Incentive Plan (the "SIP") as follows: Mr. Castellini, 10,963 shares, Mr. Galiardo, 17,824 shares, Mr. Ludwig, 13,912 shares, Mr. Miller, 9,994 shares, Mr. Weisshaar, 1,905 shares, and all Directors and Executive Officers as a group, 97,285 shares. Also includes Common Stock allocated to individual accounts under the Salary and Bonus Deferral Plan as follows: all Executive Officers as a group, 2,651 shares, and Common Stock allocated to individual accounts under the 1996 Directors' Deferral Plan as follows: Dr. Beaty, 19,630 shares, Mr. Becton, 12,835 shares, Mr. Castellini, 5,539 shares, Mr. Costello, 4,700 shares, Dr. Edelman, 3,009 shares, Mr. Galiardo, 1,618 shares, Mr. Hanselman, 4,066 shares, Mr. Olson, 48,193 shares, Mr. Perella, 8,234 shares, Dr. Shatto, 8,076 shares, Dr. Sommer, 474 shares, Mr. Troubh, 9,804 shares, Ms. af Ugglas, 1,448 shares and all Directors, as a group, 127,626 shares.
(2) Consists of Stock Options available for exercise.
(3) Includes 156,560 shares held by trusts of which Mr. Becton is a co-trustee with shared investment and voting power and 52,000 shares held by a corporation owned by one of such trusts. Does not include 31,600 shares owned by Mr. Becton's spouse, 1,600 shares owned by a daughter, 101,390 shares held in trusts for the benefit of his children or 90,000 shares held in a charitable trust of which he is one of eight trustees, and as to each of which he disclaims beneficial ownership.
(4) Does not include 1,070 shares owned by Mr. Miller's children, or 23,920 shares owned by his spouse, as to each of which he disclaims beneficial ownership.
(5) Does not include 40,000 shares owned by Mr. Troubh's spouse, as to which he disclaims beneficial ownership.

                             ESOP PREFERRED STOCK

                                                                     SHARES
                                                                 OWNED DIRECTLY
                                                                 AND INDIRECTLY
                                                                 --------------
Clateo Castellini...............................................       381(1)
John W. Galiardo................................................       487(1)
Edward J. Ludwig................................................       373(1)
Walter M. Miller................................................       495(1)
Kenneth R. Weisshaar............................................       381(1)
All Directors and Executive Officers as a group (25 persons)....     4,654(1)
State Street Bank and Trust Company.............................   828,168(2)
 225 Franklin Street
 Boston, Massachusetts 02110
 (as Trustee of the Savings Incentive Plan)

--------
(1) Shares allocated to individual accounts under the ESOP component of the SIP. Such shares constitute less than 1% of the total beneficial ownership of the ESOP Preferred Stock.
(2) As trustee, holding 100% of the outstanding shares of ESOP Preferred
    Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of their ownership of the Company's equity securities and reports of changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from the Company's executive officers and directors, the Company believes that for the period from October 1, 1997 through September 30, 1998, all of its executive officers and directors were in compliance with the disclosure requirements of Section 16(a), except that disclosure of one gift of shares by Henry P. Becton, Jr., a director of the Company, and one gift of shares received by a trust for the benefit of his children, as well as a gift of shares by Mr. Walter M. Miller, an executive officer of the Company, was inadvertently omitted.

                              BOARD OF DIRECTORS

MEETINGS; CERTAIN COMMITTEES

  The Company is governed by a Board of Directors and various committees of the Board which meet regularly throughout the year. The Board of Directors, which held seven meetings during the fiscal year ended September 30, 1998, has six principal standing committees, including the Audit Committee, the Corporate Responsibility Committee, the Compensation and Benefits Committee and the Committee on Directors, which serves as a nominating committee. Each director attended more than 75 percent of the aggregate of the total number of meetings of the Board and the committees on which such director served, except Albert J. Costello who attended 73 percent of such meetings.

  The Audit Committee reviews and discusses the plan and results of the annual audit with the Company's independent and internal auditors and reviews non-audit services provided by the independent auditors. This Committee also reviews the Company's internal audit, control and accounting systems and makes recommendations to the Board concerning the selection of independent auditors. The members of this Committee, which met three times during the year, are Harry N. Beaty, Chairman, Albert J. Costello, Richard W. Hanselman, Gloria M. Shatto, and Margaretha af Ugglas.

  The Corporate Responsibility Committee reviews the Company's policies and procedures affecting its role as a responsible corporate citizen, including those relating to issues such as equal employment opportunity and community relations, as well as health, safety and environmental matters and proper business practices. The members of this Committee, which met once during the year, are Gerald M. Edelman, Chairman, Harry N. Beaty, Frank A. Olson, Alfred Sommer, and Margaretha af Ugglas.

  The Compensation and Benefits Committee reviews annually the overall compensation program for the Company's corporate officers, approves the compensation of the executive officers and approves all employment and consulting contracts of the Company or any subsidiary with corporate officers who are not also directors. In addition, this Committee serves as the granting and administrative committee for the Company's stock option plans and its Stock Award Plan. This Committee also oversees the administration of employee benefits and benefit plans for the Company. The members of this Committee, which met five times during the year, are Henry P. Becton, Jr., Chairman, Frank A. Olson, James E. Perrella and Raymond S. Troubh.

  The Committee on Directors recommends candidates for election as directors to the Board. It also reviews and makes recommendations concerning the composition, organization and function of the Board and its committees, as well as the performance and compensation of directors. The members of this Committee, which met three times during the year, are Richard W. Hanselman, Chairman, Henry P. Becton, Jr., James E. Perrella, Alfred Sommer and Raymond
S. Troubh.

  Any shareholder may recommend nominees for director to the Committee on Directors by writing to the Secretary of the Company. Submissions should include the full name and address and a statement of the qualifications of the proposed nominee.

DIRECTORS' COMPENSATION

  Each director who is not employed by the Company is compensated for services as a director by an annual retainer of $45,000 for Board service, plus attendance fees of $1,000 for special meetings of the Board and for committee meetings. In addition, an annual fee of $2,000 is paid to committee chairmen. Directors may defer, in an unfunded cash account or in shares of Common Stock, all or part of their attendance, committee and chairmen's fees, as well as all or part of their annual retainers, until up to ten years after retirement from the Board pursuant to the provisions of the 1994 Restricted Stock Plan for Non-Employee Directors and the 1996 Directors' Deferral Plan. In addition, Gerald M. Edelman was engaged by the Company during the fiscal year as a consultant in the fields of cell biology and solid tissue diagnostics. The Company paid Dr. Edelman a fee of $65,000 for his consulting services. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company.

  Each non-employee director elected at, or continuing as a director after, each annual meeting of shareholders, also will be granted 400 shares of Common Stock, to be deferred in a Common Stock account under the 1996 Directors' Deferral Plan and distributed no earlier than retirement, in installments or as a lump-sum. Prior to the distribution of shares of Common Stock credited to the accounts of directors under the 1996 Directors' Deferral Plan, the number of shares credited will be increased to reflect the payment and reinvestment of dividends on the Common Stock.

  The Board has adopted formal stock ownership guidelines, requiring each non-employee director, with limited exceptions, to own shares of Common Stock valued at five times or more the amount of the annual retainer fee at or prior to the later of July 24, 2000 and the date of the director's fifth anniversary on the Board. Based upon the closing price of the Company's Common Stock on December 14, 1998, these guidelines represent approximately 5,835 shares, and all but two of the Company's non-employee directors already own sufficient shares to comply with the guidelines.

BOARD EVALUATION

  Like the year before, in fiscal 1998 the Board's Committee on Directors undertook the process of evaluating Board performance and effectiveness, whereby each director completed a Board Evaluation Questionnaire. The questionnaire was developed by the Committee on Directors and provided a range of grades and trend indicators to be completed by each director, as well as space for written comments, with respect to each of the following seventeen criteria:

  1. The Board understands and approves the Company's mission statement, values and objectives, as well as its strategic and operating plans.

  2. The Board understands the industries in which the Company operates and the implications of current general economic and political trends to those businesses.

  3. The Board evaluates the Company's research and development performance and level of commitment.

  4. The Board considers the performance of peer companies when assessing Company performance.

  5. The Board evaluates and reviews the performance and values of the chief executive officer.

  6. The Board reviews senior management development and compensation and considers the correlation between compensation levels and Company performance.

  7. Board meetings foster open communication and timely resolution of issues presented.

  8. The Committee on Directors reviews and communicates the Board's expectations concerning director responsibilities and monitors the productivity of Board and Committee meetings.

  9. The Board assesses and modifies, as necessary, the structure of the Board and its Committees, as well as the frequency of the Board and Committee Meetings.

  10. The Board establishes criteria and policies to ensure the representation of characteristics and expertise among its membership necessary to its effectiveness.

  11. The Board seeks to optimally and appropriately utilize each Board member's experiences in terms of Committee appointments.

  12. The Board reviews the availability, content and timeliness of information provided to it, prepares appropriately for Board meetings and requests additions or changes to the material provided, when appropriate.

  13. The Board verifies the independence of each non-employee director and considers the impact, if any, of changes in the principal employment of non-employee directors.

  14. The Board monitors and understands current issues and trends in corporate governance.

  15. The Board reviews and adopts annual capital and operating budgets and monitors Company performance against them during the year.

  16. The Board reviews the adequacy of existing accounting and financial controls and oversees ethical conduct and legal compliance by the Company.

  17. The Board reviews succession plans for the chief executive officer and senior management.

  The collective ratings and comments of the directors were compiled and presented by the Chairman of the Committee on Directors to the full Board for discussion, for the assessment of progress in the areas targeted for improvement a year earlier, and for the development of recommendations to enhance the Board's effectiveness.

  This year the Board also adopted the recommendation of the Committee on Directors to assess the performance of the individual directors standing for re-election to the Board at the next annual meeting of shareholders, and to consider the impact of any change in the principal occupations of these directors during their prior terms of service.

  The Committee on Directors conducted the individual evaluations against criteria designed to measure performance in five critical areas:

  1. Personal Characteristics

  2. Core Competencies

  3. Independence

  4. Level of Commitment

  5. Board and Company Considerations

  Upon completion of the individual director evaluation process, the Committee on Directors reported to the full Board its conclusions and recommendations for nominations to the Board.

PROPOSAL 1.

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. The Board, however, proposes the election of Raymond S. Troubh for one year only until the 2000 Annual Meeting and until his successor has been elected and qualified. The Board's nomination of Mr. Troubh is being made as a one-time exception to the Company's policy establishing the mandatory retirement date of each director as the date of the annual meeting of shareholders next following his or her 72nd birthday. Mr. Troubh was 72 in May, 1998. The Board also proposes the election of Albert J. Costello, James E. Perella, Gloria M. Shatto and Alfred Sommer to serve for three years until the 2002 Annual Meeting and in each case until their successors have been elected and have qualified. Dr. Sommer was elected to his present term by the Board effective May 19, 1998. Messrs. Costello, Perella, and Troubh and Dr. Shatto are incumbent directors who were elected to their present terms by the shareholders.

NOMINEE FOR DIRECTOR--TERM TO EXPIRE 2000

[PHOTO] Raymond S. Troubh, 72, has been a director since 1977. He is a financial consultant in New York City and a former Governor of the American Stock Exchange. Mr. Troubh is a director of ARIAD Pharmaceuticals, Inc., Diamond Offshore Drilling, Inc., Foundation Health Systems, Inc., General American Investors Company, Olsten Corporation, Starwood Hotel & Resorts, Triarc Companies, Inc., and WHX Corporation.


NOMINEES FOR DIRECTOR--TERM TO EXPIRE 2002


[PHOTO] Albert J. Costello, 63, has been a director since 1996. He is Chairman of the Board, of W.R. Grace & Co., a global supplier of packaging and speciality chemicals. Mr. Costello previously was President and Chief Executive Officer as well. Prior to joining W.R. Grace & Co., Mr. Costello was Chairman of the Board and Chief Executive Officer and President of American Cyanamid Company, a technology-based life sciences company in agriculture, pharmaceuticals and medical devices. Mr. Costello is a director of W.R. Grace & Co. and FMC Corporation.



[PHOTO] James E. Perrella, 63, has been a director since 1995. He is a director and Chairman of the Board, President and Chief Executive Officer of Ingersoll-Rand Company, a manufacturer of industrial machinery and related products. He is also a director of Milacron Inc. and Rio Algom Limited.

[PHOTO] Gloria M. Shatto, 67, has been a director since 1986. She is President Emerita and Professor of Economics at Berry College. Dr. Shatto is a member of the Board of Trustees of Rice University and is also a director of Georgia Power Co., Southern Company and Texas Instruments Incorporated.


[PHOTO] Alfred Sommer, 56, has been a director since May 1998. He is Dean of the Johns Hopkins School of Hygiene and Public Health, and Professor of Ophthalmology, Epidemiology and International Health. Dr. Sommer was founding Director of the Dana Center for Preventive Ophthalmology at Johns Hopkins, which focuses on clinical epidemiology and public health aspects of blindness prevention and child health.




                             CONTINUING DIRECTORS

  The directors listed below were elected by the shareholders to terms expiring in 2000 and 2001, respectively, and will continue to serve.

TERMS TO EXPIRE 2000

[PHOTO] Harry N. Beaty, M.D., 66, has been a director since 1985. He is Emeritus Dean of the Northwestern University Medical School and Chairman of the Board and President of the Northwestern Medical Faculty Foundation. Dr. Beaty is a specialist in internal medicine and a subspecialist in infectious diseases.


[PHOTO] Clateo Castellini, 63, has been a director, Chairman of the Board, President and Chief Executive Officer since 1994. Prior thereto he served as Sector President-Medical. Mr. Castellini is a director of Bestfoods.

[PHOTO] John W. Galiardo, 64, has been a director, Vice Chairman of the Board and General Counsel since 1994. Prior thereto he served as Vice President and General Counsel. Mr. Galiardo is Chairman of the Health Industry Manufacturers Association and is also a director of New Jersey Manufacturers Insurance Co., Inc. and VISX, Incorporated.


[PHOTO] Richard W. Hanselman, 71, has been a director since 1981. He is a corporate director and consultant. Mr. Hanselman was Chairman of the Board, President and Chief Executive Officer of Genesco, Inc., a diversified manufacturer of footwear and apparel, prior to 1986. Mr. Hanselman is a director of Arvin Industries, Inc., Bradford Funds, Inc., Foundation Health Systems Inc. and Gryphon Holdings Inc.


[PHOTO] Frank A. Olson, 66, has been a director since 1985. He is Chairman of the Board and Chief Executive Officer of The Hertz Corporation, a transportation company. Mr. Olson also is a director of Amerada Hess, Fund American Enterprises and The Hertz Corporation.



TERMS TO EXPIRE 2001

[PHOTO] Henry P. Becton, Jr., 55, has been a director since 1987. He is President and General Manager of WGBH Educational Foundation. WGBH is a producer and broadcaster of public television and radio programs. It also produces books and other educational materials. Mr. Becton is a director of various Scudder mutual funds, A.H. Belo Company and The Public Broadcasting Service (PBS).

[PHOTO] Gerald M. Edelman, M.D., Ph.D., 69, has been a director since 1982. He is a Member of the Scripps Research Institute, Chairman of its Department of Neurobiology, and Director of The Neurosciences Institute. His research is concerned with the developmental biology of the brain. In 1972, Dr. Edelman was the recipient of the Nobel Prize in Physiology or Medicine. Dr. Edelman is a director of General American Investors Co., Inc.


[PHOTO] Margaretha af Ugglas, 59, has been a director since 1997. She is the former Minister of Foreign Affairs of Sweden. She is a director of the University of Stockholm and of the Jarl Hjalmarson Foundation.

                            EXECUTIVE COMPENSATION

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee of the Board (the "Committee") reviews the overall compensation program for the Company's corporate officers, determines and administers the compensation of the executive officers of the Company, including the individuals named in the Summary Compensation Table, and oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries. The Committee is composed exclusively of non-employee directors, as defined in applicable rules and regulations of the Securities and Exchange Commission, and none of the members of the Committee is an employee or former employee of the Company or eligible to participate in any of the Company's executive compensation programs. Each of the members of this Committee also satisfies the criteria necessary for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

OVERVIEW

  The Company's executive compensation program is designed to align the interests of executive management with shareholder interests and with the Company's business strategy and success, through an integrated executive compensation program that considers short-term performance, the achievement of long-term strategic goals and growth in total shareholder value. The total compensation package is designed to attract and retain management talent critical to the long-term success of the Company, to motivate these individuals to perform at their highest levels, to foster a strong entrepreneurial mentality, and to reward sustained performance.

  The Company's compensation for all employees of the Company, including executive officers, expresses the Company's values and vision, and is tightly linked to the Company's business strategy and objectives. The key compensation objectives of the Company are:

  . To provide competitive total compensation relative to the compensation offered for positions of equivalent responsibility by a group of high quality healthcare institutions with which the Company competes for management talent, as well as the selected peer group of companies that have been used in preparing the Performance Graph set forth on page 19 hereof (collectively, the "Comparator Group").

  . To include significant equity-based compensation to instill and develop ownership thinking and to closely link management and shareholder interests. Consistent with this approach, the Company requires executives to own shares of Common Stock valued at varying multiples of their base salaries, and discourages the disposition of Common Stock acquired through any equity-based Company plan.

PRINCIPAL COMPENSATION ELEMENTS

  The key elements of executive compensation are base salary, annual incentive awards, and long-term equity participation. These components are administered with the goal of providing total compensation that is competitive in the market place, motivates individuals to perform at their highest levels, rewards sustained superior performance, and provides above-average rewards when merited by individual, business unit and Company results.

BASE SALARY

  Each executive officer's base salary level is determined by the Committee following an assessment of individual performance relative to the responsibilities of his or her position and an assessment of the executive officer's experience, current salary relative to market data regarding salaries paid for comparable positions, scope of responsibilities and potential for advancement. The Company generally targets executive officer salaries to approximate the median levels expected to be paid by companies in the Comparator Group to persons holding equivalent positions. Those surveys, as well as related data analyses, are conducted by external compensation consultants. Based upon these factors, the executive officer's salaries were reviewed and adjusted in 1998.

ANNUAL INCENTIVES

  The Company's 1997 Management Incentive Plan (the "Plan") is designed to reward executives based on the overall performance of the Company, as well as on the performance of each executive officer and that of his or her area of responsibility or operating group. Performance measures address financial and strategic goals. For fiscal 1998, the financial measures used to determine the amounts of the incentive awards included earnings per share growth and improvement in economic value added (EVA(R)). The strategic accomplishments measured included, but were not limited to, maximizing revenue growth through new products, acquisitions and geographic expansion; preserving profitability through operations excellence and improvements in productivity, quality, and customer service; and enhancing organizational effectiveness through empowerment, teamwork and open communications. Individual incentive targets are established for Plan participants based on survey data collected with respect to the Comparator Group companies, with annual incentive target levels set at the median range for such companies.

  The Committee relies heavily, but not exclusively, on these criteria. It exercises subjective judgment and discretion in light of these measures and in view of the Company's compensation objectives to determine overall incentive funds and individual incentive amounts.

STOCK OPTIONS

  The Committee grants stock options broadly and deeply throughout the organization, and thus provides additional incentives to employees to maximize shareholder value. Actual grants are based on individual performance and contribution.

  Stock option grant levels and terms are established to provide senior management with the opportunity for compensation levels at the top quartile of the competitive range for comparable positions in the market place, provided management is successful in achieving above-average long-term growth in total shareholder value. As a consequence, compensation packages for the Company's executive officers tend to be more heavily weighted toward performance-based, longer-term compensation than those of the Comparator Group companies.

  Stock options are awarded each year by the Committee to members of senior management in accordance with the Company's Senior Executive Option Policy which was adopted by the Committee in September 1997.

  The Senior Executive Option Policy is an indexed stock option program, intended to compensate executive officers for both absolute and relative growth in shareholder value, as well as the achievement of certain internal financial and strategic goals. The program is intended to focus management on the long-term creation of shareholder value by linking incentive compensation to quantifiable measures that drive shareholder value creation over time. Beginning with fiscal year 1998, the Company's total shareholder return (TSR) has been measured against that of the selected peer group of companies listed on page 19 (the "Peer Group"). Internal measures of performance include the achievement of certain earnings and strategic goals, including improved EVA(R) and Company revenue growth. The number of stock options targeted for grant under the Senior Executive Option Policy is determined based (i) three quarters on the Company's annualized, cumulative TSR over a three year period commencing October 1, 1997 relative to that of the Peer Group over the same three year period and (ii) one quarter on the Company's EVA(R) and revenue growth over such three-year period. As applied, "relative" performance under the indexed stock option plan results in an option exerciseable at the fair market value on the date of grant for a reduced number of shares when performance is below the Peer Group TSR or short of the established financial and strategic goals, and for an increased number of shares when Company performance exceeds the Peer Group TSR or the established internal financial and strategic goals.
--------
EVA(R) is a registered trademark of Stern Stewart & Co.

  Stock option grant levels and terms are established to provide senior management with the opportunity for overall compensation levels targeted at the top quartile of the range of total compensation of the Comparator Group, with the opportunity and assumed risk, through indexing, to earn long-term compensation at levels of between zero and 150% of target.

  On January 26, 1998, the Committee awarded the first grant under the 1998 Senior Executive Option Policy to approximately 50 participants, including the executive officers. All participants received grants in the target amounts to commence the new program. Grants will be indexed pursuant to the established performance measures described above beginning in January 1999.

COMPENSATION OF THE CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE
OFFICER

  Mr. Castellini participates in the same compensation program as do the other executives of the Company. His 1998 compensation was set by the Committee, applying the objectives outlined above in the same manner as they were applied to other members of senior management.

  In determining Mr. Castellini's total compensation package, the Committee reviewed the Company's financial and strategic performance for fiscal year 1998. This review considered a number of criteria, including growth in the Company's earnings per share, EVA(R) and revenue, continued improvements in productivity, and technology development and innovation.

  Mr. Castellini's base salary was increased to $900,000 per year based upon the Committee's evaluation of his performance and contribution toward the achievement of the Company's financial, strategic and other goals, as well as upon competitive chief executive officer compensation information. For fiscal year 1998, the Committee authorized an annual incentive payment of $900,000 for Mr. Castellini.

  In January 1998 Mr. Castellini received an award of 270,000 stock options in accordance with the Senior Executive Option Policy.

  The Committee believes that the structure of the Company's compensation program, with its emphasis on long-term compensation, serves to focus Company executives on attaining a sustained high level of Company performance and creating long-term shareholder value.

1998 COMPENSATION ACTIONS: OTHER EXECUTIVE OFFICERS

  The other executive officers, including the named executives (as defined below), received salary increases that averaged 7.12%, which included merit increases as well as a number of promotion and market adjustments. The Committee authorized annual incentive awards for the executive officers that ranged from 88% to 152% of target. The executive officers received stock options at the targeted amounts under the Senior Executive Option Policy during 1998.

INTERNAL REVENUE CODE SECTION 162(M)

  Internal Revenue Code Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.

  The Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under
Section 162(m) of the Code. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

COMPENSATION DATA

  The tables and graph following this report set forth information on the compensation for the Company's chief executive officer and the four most highly compensated officers other than the chief executive officer (the "named executives").

                      COMPENSATION AND BENEFITS COMMITTEE

                        HENRY P. BECTON, JR., CHAIRMAN
                                FRANK A. OLSON
                               JAMES E. PERRELLA
                               RAYMOND S. TROUBH

COMPENSATION OF NAMED EXECUTIVES

GENERAL

  The following table shows, for the fiscal years ended September 30, 1996, 1997 and 1998, respectively, compensation provided by the Company to each of the named executives in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                           ANNUAL COMPENSATION AWARDS        COMPENSATION
                          ------------------------------ ---------------------
                                                                    SECURITIES
                                                         RESTRICTED UNDERLYING
NAME AND                  FISCAL                           STOCK     OPTIONS/     ALL OTHER
PRINCIPAL POSITION         YEAR   SALARY(A)   BONUS(A)   AWARDS(B)     SARS    COMPENSATION(C)
------------------        ------- ----------  ---------- ---------- ---------- ---------------
Clateo Castellini.......     1998 $  846,875  $  900,000      0      270,000      $106,861
Chairman, President and      1997    771,875     825,000      0      438,686       106,861
Chief Executive Officer      1996    679,167     675,000      0      613,664        99,274
John W. Galiardo........     1998    465,833     300,000      0      110,000        15,662
Vice Chairman and            1997    447,250     330,000      0      292,458        15,662
General Counsel              1996    429,958     300,000      0      375,016        15,362
Edward J. Ludwig........     1998    331,667     220,000      0       50,000         4,800
Executive Vice President     1997    300,000     205,000      0      207,216         4,800
                             1996    258,750     150,000      0      199,500        19,500
Walter M. Miller........     1998    353,000     200,000      0       50,000        12,280
Senior Vice President -      1997    346,000     200,000      0      182,786        12,280
Strategy and Development     1996    336,833     185,000      0      238,648        11,980
Kenneth R. Weisshaar....     1998    316,667     200,000      0       50,000         4,800
Senior Vice President -      1997    300,000     190,000      0      207,216         4,800
Finance and Chief
Financial Officer            1996    261,500     150,000      0      199,500        19,500

--------
(A) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year. Bonuses are paid in the fiscal year following the fiscal year for which they are earned, unless deferred at the election of the executive.

(B) Messrs. Castellini, Galiardo and Miller have not been eligible for further awards under the Company's Stock Award Plan since the adoption of the Senior Executive Option Policy in May, 1990. Effective with the January 1995 grant under the Senior Executive Option Policy, Messrs. Ludwig and Weisshaar were not eligible for further awards under the Company's Stock Award Plan.

  The following table contains information relating to the outstanding holdings of restricted stock of the named executives, which all relate to undistributed portions of awards granted under the Stock Award Plan.

                                                                  CURRENT MARKET
                                                      NUMBER OF      VALUE OF
                                                    UNDISTRIBUTED UNDISTRIBUTED
                                   CURRENT DEFERRED  RESTRICTED     RESTRICTED
   NAME                            PORTION PORTION   SHARES HELD   SHARES HELD
   ----                            ------- -------- ------------- --------------
   Clateo Castellini..............      0   39,912     39,912       $1,641,381
   John W. Galiardo...............      0   37,008     37,008        1,521,954
   Edward J. Ludwig...............  1,040    9,840     10,880          447,440
   Walter M. Miller...............      0   26,816     26,816        1,102,808
   Kenneth R. Weisshaar...........  1,500   11,308     12,808          526,729

  Under the terms of the Stock Award Plan, none of the holdings reflected for Messrs. Castellini, Galiardo or Miller may be distributed prior to their retirement or termination of employment. 9,840 shares for Mr. Ludwig (90% of his total holdings) and 11,308 shares for Mr. Weisshaar (88% of his total holdings) may not be distributed prior to retirement or termination of employment.
  Current market values are determined by multiplying the number of undistributed shares by $41.125, the September 30, 1998 closing price for the Company's Common Stock. No discount has been taken to reflect (1) the continuing restrictions on distribution and transferability, or (2) the fact that undistributed shares are not dividend-bearing.

(C) Amounts shown represent the sum of (1) the Company's matching contributions to the Company's Savings Incentive Plan ("SIP"), a qualified defined contribution plan available to U.S. employees at all levels, and
    (2) the dollar value of split-dollar life insurance policies provided for each of the named executives.

  During fiscal 1998, the Company made contributions to SIP of $4,800 for each of Messrs. Castellini, Galiardo, Ludwig, Miller and Weisshaar. These amounts represent Company matching contributions at a 50% rate of the first 6% of base pay contributed to SIP by each of the named executives, in accordance with applicable SIP rules and subject to limits imposed by the IRS upon maximum contributions to such tax-qualified plans.

  The Company has made a split-dollar life insurance policy available to the named executives in lieu of full participation in the Company's group life insurance program. The death benefit payable to the beneficiary of an insured named executive is two times that executive's base salary. Under this split-dollar arrangement, the premiums are paid by the Company in a fixed time period during the initial years in which the policies are in effect. If assumptions about mortality, dividends and other factors are realized, the Company will recover all of its payments for premiums from the cash value of the policy at the later of a designated period or retirement of the named executive. Full ownership of the policy will be transferred to the named executive at that time. The premiums paid on behalf of each named executive during fiscal 1998 have been prorated to reflect the current value of term life insurance coverage for the fiscal year plus the deferred reimbursement to the Company of the premium payments. The compensatory portion of the premium payments for each named executive during the year was $102,061 for Mr. Castellini, $10,862 for Mr. Galiardo, $0 for Mr. Ludwig, $7,480 for Mr. Miller, and $0 for Mr. Weisshaar.

STOCK OPTION GRANTS

  The following table contains information relating to stock option grants and tandem stock appreciation rights ("SARs") made in fiscal 1998 under the 1995 Stock Option Plan through the Senior Executive Option Policy described above.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1998

                                       INDIVIDUAL GRANTS
                         ---------------------------------------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SARS
                          UNDERLYING   GRANTED TO                      GRANT DATE
                         OPTIONS/SARS EMPLOYEES IN EXERCISE EXPIRATION   PRESENT
NAME                      GRANTED(A)  FISCAL YEAR   PRICE      DATE     VALUE(B)
----                     ------------ ------------ -------- ---------- -----------
Clateo Castellini.......    270,000        5.6%    $29.3438  1/26/08   $ 2,538,000
John W. Galiardo........    110,000        2.3%     29.3438  1/26/08     1,034,000
Edward J. Ludwig........     50,000        1.0%     29.3438  1/26/08       470,000
Walter M. Miller........     50,000        1.0%     29.3438  1/26/08       470,000
Kenneth R. Weisshaar....     50,000        1.0%     29.3438  1/26/08       470,000
                          ---------      -----     --------  -------   -----------
TOTAL...................    530,000       10.9%    $29.3438  1/26/08   $ 4,982,000
All Optionees...........  4,843,750      100.0%    $  29.64  Various   $45,531,250

--------
(A) All option grants to the named executives are for a ten-year term. They are exercisable 50% after two years from date of grant and 100% after three years from date of grant. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined in the 1995 Stock Option Plan.
(B) This estimate of value has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and is consistent with the assumptions the Company is using for Statement of Financial Accounting Standards ("FAS") 123 reporting. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company's stock price performance history as of the date of the grant. The key assumptions set forth below used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy. No adjustments have been made for the risk of forfeitures or for limitations on transferability.

      JANUARY 26, 1998 GRANT
      Dividend Yield: 1.28%
      Volatility: 24.4%
      Risk-free Rate of Return: 5.55%
      Expected Exercise Period: 6 years

STOCK OPTION EXERCISES

  The following table contains information relating to the exercise of stock options by the named executives in fiscal 1998, as well as the number and value of their unexercised options as of September 30, 1998.

            AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1998 AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF
                                          VALUE          SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                        REALIZED              UNEXERCISED                    IN-THE-MONEY
                           SHARES     (MARKET VALUE         OPTIONS/SARS AT                OPTIONS/SARS AT
                          ACQUIRED        LESS              FISCAL YEAR-END                FISCAL YEAR-END
NAME                     ON EXERCISE EXERCISE PRICE) EXERCISABLE/UNEXERCISEABLE(B) EXERCISABLE/UNEXERCISEABLE(A)(B)
----                     ----------- --------------- ----------------------------- --------------------------------
Clateo Castellini.......   208,000     $7,012,012          1,789,644/708,641           $48,927,665/$10,638,055
John W. Galiardo........   156,000      4,907,597          1,195,016/402,458              32,131,535/6,066,653
Edward J. Ludwig........     4,800        152,974            430,696/257,216              11,131,958/3,969,271
Walter M. Miller........    43,000      1,424,076            941,648/232,786              26,833,363/3,570,756
Kenneth R. Weisshaar....    70,772      2,270,627            385,928/257,216               9,704,912/3,969,271

--------
(A) The value of unexercised options represents the difference between the closing price of the Company's Common Stock on September 30, 1998 ($41.125) and the exercise price of each unexercised option held by the named executives.
(B) All option grants to the named executives are for a ten-year term. Beginning with the January 1997 grant, options are exercisable 50% after two years from date of grant and 100% after three years from date of grant, subject to applicable rules and regulations of the SEC. All options issued to the named executives prior to 1997 are exercisable immediately, subject to applicable rules and regulations of the SEC. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined under the Company's 1995 Stock Option Plan.

RETIREMENT PLAN

  The Company's Retirement Plan (the "Retirement Plan") is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits earlier retirement in certain cases. Benefits are based upon years of service and compensation (comprised of salary, commissions, bonuses and stock award distributions ("Covered Compensation")) for the five consecutive calendar years which produce the highest average compensation ("Maximum Average Compensation"). The Retirement Plan is integrated with Social Security.

  The Code limits the maximum annual benefit which may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Retirement Benefit Restoration Plan (the "Restoration Plan"), the Company will make supplemental, unfunded payments to offset any reductions in benefits which may result from such limitations. The Company's obligations to pay retirement benefits under the Restoration Plan and employment agreements with certain key employees of the Company (including the named executives, whose employment agreements are more fully discussed below under "Contractual Obligations"), as well as deferred amounts under the 1997 Management Incentive Plan, are secured by a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of the Company (as defined in the trust agreement).

  The table below shows the estimated annual retirement benefits payable under the Retirement Plan and the Restoration Plan at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.

                     ESTIMATED ANNUAL RETIREMENT BENEFITS

  MAXIMUM                       YEARS OF CREDITED SERVICE
  AVERAGE     --------------------------------------------------------------
COMPENSATION     10       15       20       25       30       35       40
------------  -------- -------- -------- -------- -------- -------- --------
$   200,000   $ 28,535 $ 42,802 $ 50,070 $ 71,337 $ 85,605 $ 99,872 $114,140
    300,000     43,535   65,302   87,070  108,837  130,605  152,372  174,140
    400,000     58,535   87,802  117,070  146,337  175,605  204,872  234,140
    500,000     73,535  110,302  147,070  183,837  220,605  257,372  294,140
    600,000     88,535  132,802  177,070  221,337  265,605  309,872  354,140
    700,000    103,535  155,302  207,070  258,837  310,605  362,372  414,140
    800,000    118,535  177,802  237,070  296,337  355,605  414,872  474,140
    900,000    133,535  200,302  267,070  333,837  400,605  467,372  534,140
  1,000,000    148,535  222,802  297,070  371,337  445,605  519,872  594,140
  1,100,000    163,535  245,302  327,070  408,837  490,605  572,372  654,140
  1,200,000    178,535  267,802  357,070  446,337  535,605  624,872  714,140
  1,300,000    193,535  290,302  387,070  483,837  580,605  677,372  774,140
  1,400,000    208,535  312,802  417,070  521,337  625,605  729,872  834,140

  Covered Compensation includes all components of each named executive's Annual Compensation as set forth in the Summary Compensation Table on page 15 hereof, plus the distributed portion of awards granted to him through January, 1990 under the Company's Stock Award Plan for Messrs. Castellini, Galiardo and Miller and through January, 1993 for Messrs. Ludwig and Weisshaar. Amounts shown are calculated on a straight-life annuity basis, and are not subject to any further deduction for Social Security benefits or other offsets. Employees may elect to receive the actuarial value of their retirement benefits in a lump sum in lieu of a lifetime pension.

  Under the Retirement Plan, years of credited service as of December 31, 1998, and Covered Compensation for the calendar year ending December 31, 1998, are 20 years and $1,765,625 for Mr. Castellini, 21 years and $770,833 for Mr. Galiardo, 19 years and $585,055 for Mr. Ludwig, 18 years and $555,500 for Mr. Miller, and 10 years and $572,184 for Mr. Weisshaar.

  In addition, employment agreements with three of the named executives (more fully discussed below under "Contractual Obligations") provide for a supplemental pension computed by assuming additional years of credited service for purposes of calculating this benefit under the Retirement Plan in the event of termination of employment under certain stated conditions. This calculation would result in 15 additional years for Mr. Castellini, 15 additional years for Mr. Galiardo, and 12 additional years for Mr. Miller. These supplemental pension amounts would be offset by any pensions payable from prior employers.

CONTRACTUAL OBLIGATIONS

  Messrs. Castellini, Galiardo and Miller have employment agreements with the Company which provide for continuation of their base salaries and fringe benefits for two years after termination by the Company other than for cause or by the employee for good reason at a date more than three years following a change in control of the Company. The terms "cause", "good reason" and "change in control" are defined in the agreements. In the event of termination other than for cause or for good reason within three years following a change in control, each of these three named executives would receive a payment equal to two times his highest aggregate annual compensation (salary, bonus and stock award distributions) in any of the three calendar years preceding the calendar year in which termination occurs, and his fringe benefits, reduced to the extent provided by any subsequent employer, would be continued for life. Had Messrs. Castellini, Galiardo and Miller been terminated on September 30, 1998 following a change in control, they would have been entitled to cash payments of $2,758,333, $1,503,500 and $1,089,906, respectively.

  In the event of termination other than for cause or for good reason within three years following a change in control, each of the three named executives would be entitled to all of the pension benefits which he would have earned had he remained an employee until age 65. If any termination payments to a named executive pursuant to his agreement should be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company would reimburse him in an amount such that he would retain the same amount, net of all taxes, that he would have retained had the Excise Tax not been in effect.

PERFORMANCE COMPARISON

  The following graph presents a comparison of cumulative total return to shareholders for the five-year period ended September 30, 1998, for the Company, the S&P 500 Index, and for a peer group of fifteen companies, selected on a line-of-business basis (the "Peer Group"). The comparison period presented is required by applicable rules and regulations of the SEC. Cumulative total return to shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per share price change for the period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return is based on an investment of $100 on September 30, 1993 and is compared to the cumulative total return of the S&P 500 Index and the weighted, average performance of the Peer Group over the same period with a like amount invested.

  The companies composing the Peer Group consist of St. Jude Medical, Inc., Beckman Instruments Inc., Guidant Corp., Boston Scientific Corp., United States Surgical Corporation, Allegan Inc., C.R. Bard, Inc., Bausch & Lomb, Inc., Medtronic, Inc., Baxter International Inc., Abbott Laboratories, Pfizer, Inc., American Home Products Corp., Bristol-Myers Squibb and Johnson & Johnson.

  The Company has determined to use the Peer Group's performance rather than the S&P Medical Index as one of the bases against which to compare its change in cumulative total shareholder return. This change is consistent with the Company's practice introduced in 1998 to measure relative Company performance against that of the Peer Group when determining the size of option grants under the 1998 Senior Executive Option Policy.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
             AMONG BECTON DICKINSON & COMPANY, THE S&P 500 INDEX,
                          AND A SELECTED PEER GROUP

                             [GRAPH APPEARS HERE]

          BECTON DICKINSON & COMPANY              PEER GROUP     S & P 500
          __________________________              __________     _________
  3/93
  6/93
  9/93                      100                         100           100
  12/93                   95.51                      109.91        102.32
  3/94                   100.68                       97.07         98.44
  6/94                   110.28                      105.32         98.85
  9/94                   130.74                      118.07        103.69
  12/94                  130.61                      124.56        103.67
  3/95                   148.18                      139.29        113.76
  6/95                   159.68                      155.35        124.62
  9/95                   172.97                      175.02        134.53
  12/95                  206.96                      195.99        142.63
  3/96                   226.55                      206.87        150.29
  6/96                   222.66                      219.29        157.03
  9/96                   246.23                      238.03        161.89
  12/96                   242.1                      243.18        175.38
  3/97                   251.83                      254.51        180.08
  6/97                   284.06                      327.68        211.52
  9/97                   269.33                      321.78        227.37
  12/97                  282.06                      359.48        233.89
  3/98                   384.83                      425.68        266.52
  6/98                   439.78                      460.23        275.32
  9/98                   466.87                      454.98        247.93
  12/98
  3/99

PROPOSAL 2.

                       SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors, pursuant to the recommendation of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 1999. A representative of Ernst & Young LLP will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP. IF APPROVAL IS WITHHELD, THE BOARD WILL RECONSIDER ITS SELECTION.

                             SHAREHOLDER PROPOSAL

PROPOSAL 3.

                         PROPOSAL ON CUMULATIVE VOTING

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 800 shares of Common Stock, has informed the Company that she plans to introduce the following resolution at the meeting:

       RESOLVED: "That the stockholders of Becton Dickinson, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

       REASONS: "Many states have mandatory cumulative voting, so do National Banks."

       "In addition, many corporations have adopted cumulative voting."

       "Last year, the owners of 47,894,038 shares, representing approximately 25.5% of the votes cast, voted FOR this proposal."

       "If you AGREE, please mark your proxy FOR this resolution."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

  Our Directors regard their constituency to be all the shareholders. Directors are nominated by the Committee on Directors, which consists of independent Directors only, based on the experience, competencies and personal qualities they bring to Becton Dickinson. Cumulative voting interferes with the continuing mission of the Committee on Directors to develop a balanced Board comprised of persons with the broad range of knowledge and experience needed to best perform its function. At present, each Director is elected by a plurality of the votes cast at the annual meeting and shares the common objective of advancing the best interests of all shareholders rather than those of any particular group. In contrast to this approach, cumulative voting would permit the election of a Director by a relatively small group of shareholders. A Director elected through cumulative voting is more likely to represent the special interests of the particular shareholders who elected him or her, at the expense of the interests of the shareholders as a whole.

  Our shareholders have rejected this and similar proposals each time they have been presented and the Board of Directors continues to believe it would not be in the best interests of Becton Dickinson or its shareholders to adopt this proposal.

  Accordingly, the Board recommends a vote against this proposal.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Any proposal that a shareholder wishes to submit for inclusion in the Company's Proxy Statement and proxy card for the 2000 Annual Meeting of Shareholders ("1999-2000 Proxy Statement") pursuant to SEC Rule 14a-8 must be received by the Company no later than August 24, 1999. In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2000 Annual Meeting of Shareholders, but does not seek to include in the Company's 1999-2000 Proxy Statement pursuant to Rule 14a-8, must be delivered to the Company no later than November 7, 1999, if the proposing shareholder wishes for the Company to describe the nature of the proposal in the 1999-2000 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the Company in connection with the 2000 Annual Meeting of Shareholders should be addressed to: Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417.

                                 DIRECTIONS TO
                         BECTON, DICKINSON AND COMPANY

FROM WESTERN NJ                          FROM TAPPAN ZEE BRIDGE
                                         Over Tappan Zee onto New York Thruway
Route 80 East to Route 287 North, to     (287 West). Take Thruway to Exit 15
Route 208 South. Once on Route 208,      (Route 287 & 17 South)--to Exit 59
stay in extreme right lane to BECTON     (208 South/Franklin Lakes). Stay in
DICKINSON entrance ramp.                 extreme right lane, Follow Route 208
                                         South for 1 mile. Entrance to BECTON
                                         DICKINSON on right.



                                    [MAP]




FROM NEWARK AIRPORT                      FROM LAGUARDIA AIRPORT
                                         Grand Central Parkway West (follow
Interstate 95 North to Exit 16W          signs for George Washington Bridge)
(Route 3). Take Route 3 West to Route    to Tri-Boro Bridge. Over Bridge onto
17 North, then Route 17 North to         Major Deegan Expressway North.
Route 4 West, to Route 208 North.        Proceed to Cross Bronx Expressway,
Proceed about 8 miles on Route 208       over the GW Bridge, onto Route 4
North to BECTON DICKINSON entrance       West, to Route 208 North. Proceed
ramp.                                    about 8 miles on Route 208 to BECTON
                                         DICKINSON entrance ramp.

                           PARKING WILL BE AVAILABLE

                         PROXY/VOTING INSTRUCTION CARD
                         BECTON, DICKINSON AND COMPANY
            Proxy Solicited on Behalf of the Board of Directors for
                       Annual Meeting on February 9, 1999

The undersigned hereby appoints Clateo Castellini, John W. Galiardo and Bridget
M. Healy, and any of them, with full power of substitution, proxies to attend the annual meeting of the shareholders of the Company to be held at 2:30 P.M. on Tuesday, February 9, 1999, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey, and any adjournment thereof, and to vote all shares of the Common Stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.

This card constitutes voting instructions to the Trustee and the Custodian, respectively, for any shares of Common Stock allocated to the undersigned under the Company's 1996 Directors' Deferral Plan ("DDP"), the Company's Salary and Bonus Deferral Plan ("SBDP") and, when so provided, under the Company's Global Share Investment Program ("GSIP") and also constitutes voting instructions to the Trustee and the Custodian for a proportionate number of shares of Common Stock in the DDP, SBDP and GSIP, respectively, for which no instruction card has been received from other participants.

This card also constitutes voting instructions to the Trustee for any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned under the Company's Savings Incentive Plan ("SIP") and unless the appropriate box provided below is checked, also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the SIP that have not been allocated to participants or for which no instruction card has been received from other participants ("unallocated/unvoted SIP shares").

                        Election of Directors, Nominees:
    Term to Expire 2000                      Term to Expire 2002
    Raymond S. Troubh          Albert J. Costello           Gloria M. Shatto
                               James E. Perrella            Alfred Sommer


You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please sign and return this card using the enclosed envelope.
                                                             -------------------
                                                               CONTINUED AND
                                                               TO BE SIGNED,
                                                               ON REVERSE SIDE
                                                             -------------------

                                                                            1508

[X] Please mark your votes as in this example.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of Directors, FOR Proposal 2 and AGAINST Proposal 3.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Proposals 1 and 2.
--------------------------------------------------------------------------------

1. Election of Directors. (see reverse)

            FOR          WITHHELD
            [_]            [_]

For, except vote withheld from the following nominee(s):

-------------------------------------------------------

2. Approval of independent auditors.

      FOR     AGAINST      ABSTAIN
      [_]       [_]          [_]



--------------------------------------------------------------------------------
The Board of Directors recommends a vote AGAINST Proposal 3.
--------------------------------------------------------------------------------

3. Cumulative voting.

      FOR     AGAINST      ABSTAIN
      [_]       [_]          [_]

-----------------------
NO TEXT PRINT IN THIS
ADDRESS AREA
-----------------------

If this box is checked, this card does NOT constitute voting instructions to the Trustee with respect to unallocated/unvoted SIP shares. [_]

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

      Signature for all shares (OTHER THAN unallocated/unvoted SIP shares if the box immediately above is checked):


------------------------------------------------

------------------------------------------------
SIGNATURE(S)                            DATE